Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2014 RESULTS

Life insurance licensed representatives increased 5% to 96,596 year-over-year

9% growth in Investment and Savings Products (ISP) sales year-over-year

Diluted EPS of $0.89 and diluted operating EPS of $0.88

15.4% net income return on stockholders’ equity and 16.3% net operating income return on adjusted stockholders’ equity (ROAE)

Completed redundant reserve financing transaction in July 2014

Duluth, GA, August 6, 2014 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended June 30, 2014.  Total revenues were $331.1 million in the second quarter of 2014 and net income was $49.3 million, or $0.89 per diluted share.

In the second quarter operating revenues increased by 10% to $330.3 million and net operating income increased by 18% to $48.7 million compared with $300.0 million and $41.2 million, respectively, in the year ago quarter. Net operating income per diluted share increased 25% to $0.88 and ROAE was 16.3% on an operating basis in the second quarter of 2014.  Solid operating results in the second quarter were driven by growth in Term Life premiums and strong Investment and Savings Products performance including a 9% increase in total product sales and 20% growth in ending client asset values year-over-year.  Second quarter expenses decreased versus prior year period largely reflecting our settlement of the Florida Retirement System (FRS) matter in the first quarter of 2014.  Net investment income continued to be impacted by lower yields on invested assets, but was enhanced in the second quarter by favorable market value changes on our deposit asset in Corporate and Other Distributed Products.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Strong core performance across business segments in the second quarter drove 18% growth in net operating income and a 25% increase in operating EPS versus the prior year period, and operating ROAE expanded to 16.3% in the second quarter.  To further enhance stockholder value we completed a redundant reserve financing transaction in July that should enable the execution of our strategy to deploy approximately $150 million of capital annually through 2016.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “Our ongoing efforts to expand distribution resulted in a 5% increase in the size of our life insurance licensed sales force and a 3% increase in term life insurance policies issued year-over-year.  Recent additions to our investment and savings product offerings as well as other initiatives drove a 9% increase in total ISP sales compared with the second quarter a year ago.”

Distribution Results

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The size of our life-licensed sales force increased 5% to 96,596 at June 30, 2014 compared with 92,227 at June 30, 2013 and increased 1% from 95,382 at March 31, 2014.  In the second quarter, new life insurance licenses increased 2% to 9,082 and recruiting of new representatives remained consistent with the year ago quarter.  On a sequential quarter basis, new life insurance licenses increased 22% compared with the seasonally lower first quarter while recruiting of new representatives increased 4%.

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In the second quarter, term life insurance policies issued grew 3% to 59,569 and the average annualized premium per issued policy increased 1% compared with the second quarter of 2013.  Productivity in the quarter of .21X policies per life licensed representative per month returned to the range of historical productivity and was consistent with .21X in the prior year period.  On a sequential quarter basis, term life insurance policies issued increased 21% compared with the first quarter of 2014, largely reflecting typical seasonality.

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Year-over-year total Investment and Savings Products sales grew 9% to $1.44 billion compared with the second quarter a year ago, primarily reflecting strong retail mutual funds and variable annuity sales aided by strong market conditions and recent product introductions.  Sequentially, total ISP sales continued to increase with results that were 2% higher than the strong first quarter of 2014. Ending client asset values increased 20% to $48.01 billion at June 30, 2014 relative to a year ago and grew 5% from $45.84 billion the end of the first quarter.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  Results for the segments are shown below.

	Actual			Operating (1)
	Q2 2014	Q2 2013(2)	% Change	Q2 2014	Q2 2013(2)	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$184,366	$169,182	9%	$184,366	$169,182	9%
Investment and Savings Products	128,148	113,361	13%	128,148	113,361	13%
Corporate and Other Distributed Products	18,616	20,947	-11%	17,785	17,479	2%
Total revenues	$331,130	$303,490	9%	$330,299	$300,022	10%

Income (loss) from continuing operations before income taxes:
Term Life Insurance	$55,070	$51,897	6	$55,070	$51,897	6%
Investment and Savings Products	36,048	27,488	31%	36,048	27,675	30%
Corporate and Other Distributed Products	(15,378)	(12,435)	24%	(16,209)	(15,728)	3%
Total income from continuing operations before income taxes	$75,740	$66,950	13%	$74,909	$63,844	17%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

(2) The results of operations from our short-term statutory disability insurance business (DBL) prior to its disposal in Q1 2014 were reported in our Corporate and Other Distributed Products segment.  As such, we have reclassified revenues, insurance expenses, and income from before income taxes of $8,817, $1,581, and $496, respectively, in Q2 2013 from our Corporate and Other Distributed Products segment into discontinued operations.

Term Life Insurance.  In the second quarter of 2014, Term Life operating revenues increased 9% to $184.4 million primarily reflecting 11% growth in net premiums compared with the second quarter of 2013.  On a year-over-year basis benefits and claims grew in line with net premiums while DAC amortization grew at a faster rate due to more commission deferrals in recent years.  Year-over-year insurance expenses increased with growth in the business and the run-off of Citi expense allowances.  Allocated net investment income was flat year-over-year as net investment income growth from the level of assets required by the segment was offset by lower yield on invested assets.  Collectively, operating income before income taxes increased 6% to $55.1 million year-over-year.

Sequentially, operating income before income taxes increased 17% reflecting seasonally higher persistency compared with the first quarter of 2014.

Investment and Savings Products.  In the second quarter, operating revenues increased 13% to $128.1 million and operating income before income taxes increased 30% to $36.0 million compared with the year ago period.  Results reflect a 9% increase in total product sales and 16% growth in average client asset values.  Legal fees and expenses associated with FRS were $0.3 million, significantly less than the prior year level of $3.1 million.  Strong Canadian segregated fund market performance led to a deceleration of DAC amortization in the second quarter, whereas the prior year period incurred higher amortization expense due to weaker market conditions at that time.

Sequentially, operating income before income taxes increased 6% compared with the first quarter due to growth in product sales and client asset values.

Corporate and Other Distributed Products.  Operating revenues increased 2% to $17.8 million and operating losses before income taxes grew by $0.5 million compared with the second quarter of 2013, partially reflecting higher claims experience in the non-term life insurance products underwritten by our New York subsidiary.  Allocated net investment income was higher than a year ago primarily due to market value changes on the deposit asset backing a reinsurance agreement which were positive this year and negative in the prior year.  Otherwise allocated net investment income continues to decline as Term Life required assets grow, excess capital is deployed and the yield on invested assets remains depressed.

Taxes

Our effective income tax rate for the second quarter of 2014 was 34.9%, which is lower than the prior year period rate of 35.5% primarily due to the limited deductibility of IPO stock awards that fully vested in April 2013.  Sequentially, our effective income tax rate was consistent with 34.9% in the first quarter.

Capital and Liquidity

In conjunction with our plan to repurchase $150 million in shares of Primerica common stock in 2014, we completed a redundant reserve financing transaction on July 31, 2014. Details of this transaction are described in our Form 8-K dated July 31, 2014 and filed August 6, 2014.  During the second quarter we repurchased $21.9 million, or 480,902, shares of Primerica common stock for a total of $35.0 million, or 763,902, shares repurchased year-to-date.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be in excess of 480% as of June 30, 2014, well positioned to support existing operations and fund future growth.  Our debt-to-capital ratio was 22.3% June 30, 2014.

As of June 30, 2014, our investments and cash totaled $2.04 billion compared with $2.01 billion as of March 31, 2014.  Our invested asset portfolio had a net unrealized gain of $138.5 million (net of unrealized losses of $5.6 million) at June 30, 2014, up from $113.2 million at March 31, 2014 due to a decline in interest rates and credit spread tightening.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Adjusted direct premiums and other ceded premiums are net of amounts ceded to affiliates of Citigroup, Inc. (“Citigroup”) under coinsurance transactions that were executed concurrent with our IPO.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses, including other than temporary impairments (OTTI), for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards and the impact of charges recorded for the potential settlement of claims made by certain Florida Retirement System plan participants for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Thursday, August 7, 2014 at 10:00 am ET, to discuss second quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of first parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4 million lives and have over 2 million client investment accounts at December 31, 2013. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	June 30,	December 31,
	2014 (1)	2013
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,804,163	$1,755,712
Equity securities available for sale, at fair value	50,436	39,894
Trading securities, at fair value	9,236	12,991
Policy loans and other invested assets	28,378	26,806
Total investments	1,892,213	1,835,403
Cash and cash equivalents	150,621	149,189
Accrued investment income	17,874	18,127
Due from reinsurers	4,077,734	4,055,054
Deferred policy acquisition costs	1,293,974	1,208,466
Premiums and other receivables	175,680	175,789
Intangible assets	66,521	68,863
Income taxes	38,676	32,450
Other assets	298,597	282,780
Separate account assets	2,581,659	2,503,829
Total assets	$10,593,549	$10,329,950

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,180,013	$5,063,103
Unearned premiums	1,236	1,802
Policy claims and other benefits payable	238,598	253,304
Other policyholders' funds	336,902	337,977
Notes payable	374,506	374,481
Income taxes	137,797	105,885
Other liabilities	346,538	377,690
Payable under securities lending	93,569	89,852
Separate account liabilities	2,581,659	2,503,829
Total liabilities	9,290,818	9,107,923

Stockholders' equity:
Common stock	542	548
Paid-in capital	447,949	472,633
Retained earnings	721,788	640,840
Accumulated other comprehensive income, net of income tax	132,452	108,006
Total stockholders' equity	1,302,731	1,222,027
Total liabilities and stockholders' equity	$10,593,549	$10,329,950

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended June 30,
	2014	2013
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$576,740	$568,391
Ceded premiums	(410,546)	(417,450)
Net premiums	166,194	150,941
Commissions and fees	132,039	117,182
Net investment income	21,681	21,027
Realized investment gains (losses), including OTTI	831	3,468
Other, net	10,385	10,872
Total revenues	331,130	303,490

Benefits and expenses:
Benefits and claims	72,412	64,322
Amortization of deferred policy acquisition costs	32,696	30,112
Sales commissions	67,364	57,638
Insurance expenses	28,192	26,513
Insurance commissions	3,881	4,132
Interest expense	8,552	8,793
Other operating expenses	42,293	45,030
Total benefits and expenses	255,390	236,540
Income from continuing operations before income taxes	75,740	66,950
Income taxes	26,469	23,782
Income from continuing operations	49,271	43,168
Income from discontinued operations, net of income taxes	-	322
Net income	$49,271	$43,490

Basic earnings per share:
Continuing operations	$0.89	$0.75
Discontinued operations	-	0.01
Basic earnings per share	$0.89	$0.76

Diluted earnings per share:
Continuing operations	$0.89	$0.73
Discontinued operations	-	0.01
Diluted earnings per share	$0.89	$0.74

Shares used in computing earnings per share:
Basic	54,927	56,511
Diluted	54,950	57,849

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2014	2013	% Change
Operating revenues	$330,299	$300,022	10%
Realized investment gains (losses), including OTTI	831	3,468
Total revenues	$331,130	$303,490	9%

Operating income before income taxes	$74,909	$63,844	17%
Realized investment gains (losses), including OTTI	831	3,468
Other operating expense - FRS legal settlement	-	(187)
Other operating expense - IPO equity awards	-	(175)
Income from continuing operations before income taxes	$75,740	$66,950	13%

Net operating income	$48,731	$41,165	18%
Realized investment gains (losses), including OTTI	831	3,468
Other operating expense - FRS legal settlement	-	(187)
Other operating expense - IPO equity awards	-	(175)
Tax impact of reconciling items	(291)	(1,103)
Income from continuing operations	49,271	43,168	14%
Income from discontinued operations, net of income taxes	-	322
Net income	$49,271	$43,490	13%

Diluted operating earnings per share (1)	$0.88	$0.70	25%
Net after-tax impact of operating adjustments and discontinued operations	0.01	0.04
Diluted earnings per share (1)	$0.89	$0.74	19%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2014	2013
Adjusted direct premiums	$223,705	$201,422
Premiums ceded to Citigroup	344,143	357,613
Direct premiums	$567,848	$559,035

Other ceded premiums	$(63,423)	$(56,609)
Premiums ceded to Citigroup	(344,143)	(357,613)
Ceded premiums	$(407,566)	$(414,222)

Net premiums	$160,282	$144,813

INVESTMENT AND SAVINGS PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2014	2013
Operating income before income taxes	$36,048	$27,675
Other operating expense - FRS legal settlement	-	(187)
Income from continuing operations before income taxes	$36,048	$27,488

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2014	2013
Operating revenues	$17,785	$17,479
Realized investment gains (losses), including OTTI	831	3,468
Total revenues	$18,616	$20,947

Operating loss before income taxes	$(16,209)	$(15,728)
Realized investment gains (losses), including OTTI	831	3,468
Other operating expense - IPO equity awards	-	(175)
Loss from continuing operations before income taxes	$(15,378)	$(12,435)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

June 30, 2014
Adjusted stockholders' equity	$1,212,028
Unrealized net investment gains recorded in stockholders' equity, net of income tax	90,703
Stockholders' equity	$1,302,731